EXHIBIT 99.1

VASCO Reports Results for Third Quarter and First Nine Months of 2009

Revenue for the third quarter 2009 was $22.1 million, a decrease of 44% compared to the third quarter 2008; Operating income for the third quarter 2009 was $2.0 million, a decrease of 83% compared to the third quarter 2008. Financial results for the period ended September 30, 2009 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, October 27, 2009 - VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today reported financial results for the third quarter and nine months ended September 30, 2009.

Revenue for the third quarter of 2009 decreased 44% to $22.1 million from $39.7 million in the third quarter of 2008, and for the first nine months of 2009, decreased 33% to $69.8 from $104.0 million for the first nine months of 2008.

Net income for the third quarter of 2009 was $1.5 million, or $0.04 per diluted share, a decrease of $7.6 million, or 83%, from $9.1 million, or $0.24 per diluted share, for the third quarter of 2008. Net income for the first nine months of 2009 was $7.0 million, or $0.18 per diluted share, a decrease of $14.5 million, or 67%, from $21.5 million, or $0.56 per diluted share, for the comparable period in 2008.

Other Financial Highlights:

•

Gross profit was $15.4 million and $48.8 million for the third quarter and first nine months of 2009, respectively, both 70% of revenue, for their respective periods. Gross profit was $27.8 million or 70% of revenue for the third quarter of 2008 and $73.3 million, or 70% of revenue, for the first nine months of 2008.

•

Operating expenses for the third quarter and first nine months of 2009 were $13.4 million and $40.8 million, respectively, a decrease of 18% from $16.4 million reported for the third quarter of 2008 and a decrease of 13% from $47.0 million reported for the first nine months of 2008.

Operating expenses for the third quarter of 2009 included $0.5 million of expenses related to stock-based incentives. For the first nine months of 2009, operating expenses reflected a benefit of $0.8 million related to stock-based incentives, including the reversal in the first quarter of 2009 of $2.0 million of long-term performance-based incentive award reserves that had been accrued at 12/31/08. Operating expenses for the third quarter and first nine months of 2008 included $0.8 million and $2.3 million, respectively, of expense related to stock-based incentives.

•

Operating income for the third quarter and first nine months of 2009 was $2.0 million and $8.0 million, respectively, a decrease of $9.5 million, or 83%, from $11.4 million reported for the third quarter of 2008 and a decrease of $18.3 million, or 70%, from $26.3 million reported for the first nine months of 2008. Operating income, as a percentage of revenue, for the third quarter and first nine months of 2009 was 9% and 12%, respectively, compared to 29% and 25% for the comparable periods in 2008.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.3 million and $11.9 million for the third quarter and first nine months of 2009, respectively, a decrease of 71% from $11.5 million reported for the third quarter of 2008 and a decrease of 58% from $28.4 million reported for the first nine months of 2008.

•

Net cash balances, cash balances less borrowing under VASCO’s line of credit, at September 30, 2009 totaled $71.2 million compared to $67.6 million and $57.7 million at June 30, 2009 and December 31, 2008, respectively.

Operational and Other Highlights:

•

VASCO won 350 new customers in Q3 2009 (56 new banks and 294 new enterprise security customers). For the first nine months of 2009, VASCO won 1,057 new customers (151 banks and 906 enterprise security customers). Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

•	VASCO’s PKI-based DIGIPASS CertiID and DIGIPASS Key 1 become IdenTrust compliant.

•	VASCO launches a new version of aXsGUARD Identifier with LAPD synchronization allowing the aXsGUARD Identifier user database to be synchronized with multiple LDAP directories.

•	VASCO expands its consulting services offering to support a growing demand for expertise and sharing of best practices in implementing strong authentication in e-banking and beyond.

“The results for the third quarter of 2009 reflected the current challenging economic environment and the lower levels of activity that are due to the normal seasonal trends, including the holiday schedules in Europe,” stated T. Kendall Hunt, Chairman & CEO. “As expected, our revenues from both the banking and enterprise and application security markets were lower than in the third quarter of 2008, which incidentally, was the best quarter in our history. Also, as expected, we were able to remain profitable while maintaining our previous investments in infrastructure that are needed to support future growth. Looking forward, we believe that the financial, economic and regulatory environments that have had a large negative affect on our banking customers is improving. As always, we will continue to focus on our most productive markets, be selective in making new investments and maintain our focus on containing our costs and, as a result, expect to be profitable throughout 2009.”

‘The results for the third quarter continued the trends that we have seen since the middle of the fourth quarter of 2008 with our banking customers continuing to order small quantities to meet their short-term needs. We are, however, seeing an increase in activity from customers in the banking market and expect the volume of orders to increase in the fourth quarter,” said Jan Valcke, VASCO’s President and COO. “While the banks are still not placing large, twelve-month purchase orders, it does appear that they are developing and implementing longer-term plans. We also continue to be encouraged by the progress being made in the enterprise and application security markets and, with the expected improvement in the banking market, we are planning to increase our investment in sales and marketing to ensure that prospective customers are aware of our strong product offering.”

Cliff Bown, Executive Vice President and CFO added, “During the third quarter of 2009, our cash and working capital balances increased 5% and 4%, respectively, from our balances at June 30, 2009. At September 30, 2009 our net cash balance was $71.2 million and we had $83.3 million of working capital. Days sales outstanding in net accounts receivable at September 30, 2009 increased to 85 days from 65 days at June 30, 2009 and 79 days at December 31, 2008.

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, October 27, 2009, at 10:00 a.m. EDT - 15:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the Third Quarter and First Nine Months Ended September 30, 2009.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-734-8507

International: +1 212-231-2903

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net revenue	$22,126	$39,705	$69,759	$104,042

Cost of goods sold	6,736	11,866	20,959	30,761

Gross profit	15,390	27,839	48,800	73,281

Operating costs:
Sales and marketing	6,767	8,878	21,860	25,615
Research and development	2,820	3,056	8,281	8,712
General and administrative	3,734	4,344	10,299	12,109
Amortization of purchased intangible assets	115	122	332	518

Total operating costs	13,436	16,400	40,772	46,954

Operating income	1,954	11,439	8,028	26,327

Interest income, net	73	227	381	761
Other income (expense), net	530	(789)	1,488	(571)

Income before income taxes	2,557	10,877	9,897	26,517
Provision for income taxes	1,035	1,754	2,870	5,038

Net income	$1,522	$9,123	$7,027	$21,479

Net income per share:
Basic	$0.04	$0.25	$0.19	$0.58

Diluted	$0.04	$0.24	$0.18	$0.56

Weighted average common shares outstanding:
Basic	37,322	37,173	37,318	37,138

Diluted	38,154	38,204	38,085	38,236

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$71,230	$57,714
Accounts receivable, net of allowance for doubtful accounts	20,404	24,951
Inventories	10,222	13,376
Prepaid expenses	1,652	1,926
Foreign sales tax receivable	838	7,452
Deferred income taxes	460	284
Other current assets	730	199

Total current assets	105,536	105,902

Property and equipment, net	5,287	4,176
Goodwill, net of accumulated amortization	14,044	13,584
Intangible assets, net of accumulated amortization	1,873	1,997
Other assets, net of accumulated amortization	1,132	2,291

Total assets	$127,872	$127,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,885	10,349
Deferred revenue	5,719	5,881
Accrued wages and payroll taxes	5,177	5,780
Income taxes payable	4,088	3,114
Other accrued expenses	3,346	4,848

Total current liabilities	22,215	29,972

Accrued compensation	313	1,352
Deferred revenue	410	888
Deferred tax liability	235	454

Total liabilities	23,173	32,666

Stockholders’ equity :
Common stock	37	37
Additional paid-in capital	67,072	66,700
Accumulated income	31,883	24,856
Accumulated other comprehensive income	5,707	3,691

Total stockholders’ equity	104,699	95,284

Total liabilities and stockholders’ equity	$127,872	$127,950

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

to net income (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands, unaudited)		(in thousands, unaudited)
EBITDA	$3,332	$11,474	$11,869	$28,392

Interest income, net	73	227	381	761
Provision for income taxes	(1,035)	(1,754)	(2,870)	(5,038)
Depreciation and amortization	(848)	(824)	(2,353)	(2,636)

Net income	$1,522	$9,123	$7,027	$21,479

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of approximately 9,000 companies in more than 100 countries, including almost 1,300 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “mean,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the VASCO’s public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and its operations.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXs GUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com